Exhibit 2.1(a)
AMENDMENT NO. 1 TO THE
SHARE EXCHANGE AGREEMENT

THIS AMENDMENT NO. 1 TO THE SHARE EXCHANGE AGREEMENT, dated and effective as of the August 11, 2006 (this "Amendment"), is by and among SRKP 8, Inc. a Delaware corporation (the "Company"); Lan’s Int’l Medicine Investment Co., Limited, a Hong Kong corporation (the "Seller"); and Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., a company formed under the laws of the People's Republic of China ("Kunming"). The Company, the Seller and Kunming are collectively referred to herein as the "Parties". Terms not defined in this Amendment shall have such meanings as set forth in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties entered into that certain Share Exchange Agreement dated as of June 30, 2006 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement by entering into this Amendment;

WHEREAS, the Company desires to acquire from Seller, and Seller desires to sell to the Company, the Kunming Shares in exchange (the “Exchange”) for the issuance by the Company of an aggregate of 16,255,400 shares (the “Company Shares”) of Company Common Stock to the Seller and/or its designees on the terms and conditions set forth the Agreement, as amended by this Amendment;

WHEREAS, after giving effect to the Exchange, the share cancellation, and Equity Financing, there will be approximately 18,919,400 shares of Company Common Stock issued and outstanding;

WHEREAS, Section 11.5 of the Agreement permits the parties to amend the Agreement only by a written instrument executed by the Parties.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows:

AGREEMENT:

1.    Section 1.2 of the Agreement is hereby amended and restated as follows:

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP on or before August 28, 2006 (the “Closing Date”) at 6:00 p.m. Pacific Time, or at such place and time as mutually agreed upon by the parties hereto.

2.    Section 7.1 of the Agreement is hereby amended and restated as follows:

7.1 Conditions Precedent to Closing. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement.

(b) That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c) The Company shall have cancelled 2,036,000 shares of Common Stock owned by the certain of its shareholders;

(d) That the Company shall have engaged a public relations firm prior to Closing that is mutually acceptable to the Company and Kunming,

(e) That the Company shall have concluded an equity financing of at least $1,800,000 at the time of Closing (the “Equity Financing”); and

(f) That the Company, immediately after and concurrently with the closing of the Share Exchange, shall issue 200,000 shares of its common stock and five year warrants to purchase 100,000 shares of its common stock at a per share exercise price of $2.50 for investor relations services.

3.    A new Section 3.7 is added to the Agreement in “Article III. Representations And Warranties Of Kunming”, as follows:

3.7 Conflict of Interest. Kunming acknowledges that it is aware and understands the following facts and circumstances that may, individually and in the aggregate, create a conflict of interest: (i) WestPark Capital, Inc., an NASD member (“WestPark”), is the placement agent for the Equity Financing and WestPark will be paid a commission of the gross proceeds from the Equity Financing for its services; (ii) Richard Rappaport, who is the founder, Chief Executive President and indirectly holds a 100% interest in WestPark, is also the President, a Director and controlling stockholder of the Company who holds approximately 38.5% of the Company’s common stock (prior to the Share Exchange); (iii) Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark, is also the Secretary, Chief Financial Officer, a Director and a stockholder of the Company holding approximately 9% the Company’s outstanding common stock (prior to the Share Exchange); (iv) Debbie Schwartzberg is a noteholder of the parent company of WestPark, which entitles her to a 1.5% interest in the net profits of the parent company of WestPark, and is also a controlling stockholder of the Company holding approximately 38.5% of the Company’s outstanding common stock (prior to the Share Exchange); (v) Thomas Poletti is a partner of Kirkpatrick & Lockhart Nicholson Graham LLP, which is providing U.S. legal representation to Kunming and Seller with respect to the Exchange, and Mr. Poletti is also a stockholder of the Company holding approximately 9% of the Company’s outstanding common stock (prior to the Share Exchange); and (vi) Glenn Krinsky is a stockholder of the Company holding approximately 5% of the outstanding common stock (prior to the Share Exchange) and Mr. Krinsky is also partner with the law firm of Ropes & Gray LLP, which has conducted affiliated transactions with WestPark in the past (items (i) through (vi) in this Section are herein referred to as, the “Conflicts of Interest). Kunming hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

4.    A new Section 4.7 is added to the Agreement in “Article IV. Representation And Warranties Of The Seller”, as follows:

4.7 Conflict of Interest. Seller acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7, that may, individually and in the aggregate, create a conflict of interest. Seller hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

5.    A new Section 2.15 is added to the Agreement in “Article II. Representations And Warranties Of The Company”, as follows:

2.15 Conflict of Interest. The Company acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7, that may, individually and in the aggregate, create a conflict of interest. The Company hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

6.    Except as amended herein, the Agreement shall remain in full force and effect.

7.    This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Share Exchange Agreement as of the date first set forth above.

SRKP 8, INC.

By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President

KUNMING SHENGHUO PHARMACEUTICAL (GROUP) CO., LTD.

By:	/s/ Lan Gui Hua
Name: Lan Gui Hua
Title: Chairman and Director

LAN’S INT’L MEDICINE INVESTMENT CO., LIMITED

By:	/s/ Lan Gui Hua
Name: Lan Gui HuaPresident
Title: President

SCHEDULE I

Name	Number of Company Shares
Lan’s Int’l Medicine Investment Co., Limited	15,213,000
FirstAlliance Financial Group, Inc.	474,800
Marvel International Limited	567,600
Total:	16,255,400